Exhibit 99.03

Flushing Financial Corporation Promotes Robert Kiraly to Senior Vice President, Chief Auditor

LAKE SUCCESS, N.Y. – June 21, 2007 – Flushing Financial Corporation (NASDAQ: FFIC) (the “Company”), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced that Robert Kiraly, age 52, has been named Senior Vice President, Chief Auditor. The announcement was made by John R. Buran, Flushing Financial’s President and Chief Executive Officer on behalf of Flushing’s Board of Directors.

Mr. Buran stated: “Bob has been with Flushing Savings Bank for a relatively short period of time; however, in that time he has significantly improved the Bank’s audit function, and through his expertise in commercial banking, regulatory compliance and branch operational experience has raised-the-bar on our operational standards. Recently, Bob directed the Auditing Group to establish the proper controls on several high-priority initiatives. He is a true professional and an asset to our organization. I am very pleased to have him as a member of our management team and particularly happy to afford him this opportunity that he so richly deserves.”

Mr. Kiraly is a seasoned banking executive with over 27 years in the commercial banking industry. Prior to joining the Bank in 2006 as First Vice President and Chief Auditor, he held senior management positions at New York Community Bank, Long Island Commercial Bank, Sumitomo Trust & Banking Co. and National Westminster Bank, USA. Mr. Kiraly holds a Bachelor of Science degree in Accounting, Suma Cum Laude, from Long Island University. Additionally, he is a Certified Fraud Examiner, Certified Risk Professional and a member of the Institute of Internal Auditors. Mr. Kiraly resides in Huntington, NY with his wife Lynn, daughter Kristen and son Jonathan.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank conducts its business through fourteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. Additionally, the Bank has further expanded outside its geographic footprint with its online banking division, iGObanking.com.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingsavings.com.

CONTACT: Flushing Financial Corporation

Maria A. Grasso, 718-961-5400